Exhibit  99.1


WORLDWIDE WIRELESS NETWORKS CHOOSES RESTRUCTURE OPTION AND EVALUATES ACQUISITION
                                    OFFERS

ORANGE, CA - SEPTEMBER 11, 2002 - Worldwide Wireless Networks Inc. (OTC BB:
WWWN), announced today that it has made a voluntary decision to utilize the Chapter 11 process and has filed a petition with the U.S. Bankruptcy Court for the Central District of California. For the Chapter 11 proceedings, the Company is being represented by Mr. R. Gibson Pagter Jr. of Pagter and Miller.

The Company states that this action was chosen as the only available option in response to recent lawsuits filed by the Esyon Corporation, Tessco, Haseko and 1st Universe. These and other pending suits forced WWWN's filing, as the Company was financially unable to satisfy old debts. The Company regrets any potential impact on shareholders and will be entertaining proposals that would maintain the public entity and shareholder value. The Company cautions that if no viable offers come forth to maintain the publicly traded vehicle, it may be necessary to sell the public shell to further fund creditors.

OPERATIONS TO CONTINUE DURING PROCESS WITH NO EFFECT ON CURRENT OR PENDING SUBSCRIBERS
WWWN will continue to provide service to its current customers and will continue to add new subscribers to its wireless and wired Internet network during the Chapter 11 process. Post filing, the Company expects the operations to continue servicing all current obligations with no interruption in payments to it's current vendors, employees and others as its normal course of business will continue. This continuation of business as usual is supported by the operations being cash flow positive.

MULTIPLE ACQUISITION OFFERS BEING EVALUATED
The Company has been evaluating restructuring options for almost a year and ultimately, the Chapter 11 process was determined to be the only viable option available to maintain operations and restructure debt. At the time of filing, the Company has finalized terms with a well backed, US based, wireless Internet service provider to acquire the operating assets of the Company through the Chapter 11 process. Until the final agreement is signed and filed with the Court the terms remain confidential. The Company will be evaluating several other offers to ultimately determine which one will provide the most value to the creditors, the shareholders and the Company.

"Our last few releases have all stated that we were evaluating limited restructuring options and in the final analysis, this was the only one available. Choosing this option will provide the operations with a strong financial foundation from which to grow," stated Mr. Jerry Collazo, President and acting CEO of Worldwide Wireless Networks. "While some may be concerned about us entering into this process, I can confidently state that we are a perfect candidate for the Chapter 11 process as the Company is current on all


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SEC filings, the operations are cash flow positive and have a large base of high
profile customers that will be unaffected.   The operations also have a stable
and experienced staff whose wages and benefits are expected to be unaffected.
The end result of this process is for the operations to emerge debt free, well funded and to begin aggressive marketing activities and infrastructure upgrades in our local markets. The new operating entity is also expected to re-evaluate expansion opportunities. The Chapter 11 process will thoroughly resolve the old issues that have hindered the Company's forward progress and I expect the post filing operations will emerge in its strongest financial and competitive position to date. The current agreement that has been reached with this well backed wireless ISP will allow the Company to expand our local market dominance and will allow us to provide enhanced service reliability and performance to our existing and new customers."

Mr. Collazo added, "Even though the future prospects for our operations and customers now looks better than ever, it's unfortunate that this action puts our shareholders value at risk. Unfortunately, the winning offer to acquire the operating assets may not include maintaining the public entity. As we proceed down this path, we will announce significant milestones in our progress as we endeavor to maximize value for our creditors and shareholders."

CHAPTER 11 INFORMATION
Chapter 11 of the US Bankruptcy code allows companies to continue operating and managing their assets in the ordinary course of business. Congress enacted Chapter 11 to encourage and enable a debtor business to continue operations as a going concern, to preserve jobs and to maximize the recovery of all stakeholders.

About Worldwide Wireless Networks
Worldwide Wireless Networks is a data-centric wireless communications company headquartered in Orange, California. The Company specializes in high-speed, broadband Internet access using an owned wireless network. Other products and services include frame relay, collocation services and network consulting. The Company serves all sizes of private and public sector accounts. For more information, visit them on the Web at www.wwwn.com.
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The  statements  made  in  this release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, market conditions, technical factors, the availability of outside capital and receipt of revenues, and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

CONTACT: CURT COLLIER, WORLDWIDE WIRELESS NETWORKS, INC. (INVESTOR@WWWN.COM) 714-937-5500 X236


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